Exhibit 99.2

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
EVP of Finance and Chief Financial Officer
(585) 647-6400

Investor Relations:
Cara O’Brien/Melissa Myron
Media: Melissa Merrill
Financial Dynamics
(212) 850-5600
NOT FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. DECLARES QUARTERLY CASH DIVIDEND
     ROCHESTER, N.Y. – January 12, 2006 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that its Board of Directors has declared a quarterly cash dividend of $.05 per share on the Company’s outstanding shares of common stock, including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The dividend is payable on January 30, 2006 to shareholders of record at the close of business on January 20, 2006.
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 626 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
###